Exhibit 99.1

On October 20, 2015, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $616.1 million today announced operating results for the quarter and nine month period ended September 30, 2015 and that the Board of Directors declared a dividend of $0.09 per share to shareholders of record on November 30, 2015, payable on December 15, 2015.

For the quarter ended September 30, 2015, the Corporation reported net income of $1,503,000, or $0.45 basic earnings per share. This compares to the third quarter of 2014 net income of $1,038,000, or $0.31 basic earnings per share.  The increase in operating results for the third quarter of 2015 as compared to the same period in 2014 was primarily attributable to an increase in interest income of $956,000, a decrease of $160,000 in interest expense, an increase in non-interest income of $65,000 and a $463,000 increase in non-interest expenses and the related income tax effects of these items.  The majority of the increase in interest income for the quarter was due to the acquisition of the loan portfolio from The Ohio State Bank (“OSB”).  Non-interest expense increased due to occupancy and salary expense for the three branches acquired from OSB.

Net income for the nine months ended September 30, 2015 totaled $4,528,000, or $1.35 basic earnings per share compared to $3,264,000 or $0.95 basic earnings per share for the same period in 2014. Compared with the same period in 2014, net income increased $1,264,000, or 38.7%. The increase for the nine month period ended September 30, 2015, as compared to the nine month period ended June 30, 2014, was primarily the result of an increase in non-interest income of $182,000 and an increase in net interest income of $3,098,000 offset by an increase of $1,831,000 in non-interest expenses, and the related income tax effects of these items. The majority of the increase in net interest income for the nine months ended September 30, 2015 was due to the acquisition of the loan portfolio from OSB.

A $100,000 provision for loan losses was made during the first quarter and nine month period ended September 30, 2015 while a $115,000 provision for loan losses was made during the second quarter and nine month period ended September 30, 2014. The allowance for loan losses as a percentage of total loans decreased to 1.14% (excludes OSB loans) at September 30, 2015 compared to 1.32% at September 30, 2014.

For the quarter ended September 30, 2015, non-interest income was $1,043,000, compared to $978,000 for the third quarter of 2014, a $65,000 (6.6%) increase. For the nine month period ended September 30, 2015, non-interest income was $3,323,000 compared to $3,141,000 for the same period of 2014, a $182,000 (5.8%) increase. The increase in non-interest income for the first nine months of 2015 as compared to 2014 was primarily attributable to a $113,000 increase in gain on sale of loans, an increase in the fair value of mortgage servicing rights of $166,000, an increase in demand deposit account service charges of $90,000, an increase in nonsufficient funds and overdraft charges of $73,000, an increase in debit card fees of $131,000 and an increase in cash gains on loan sales of $93,000 offset by a decrease in service fees on loans sold of $181,000 and by a $284,000 decrease in gain on sale of securities.

For the quarter ended September 30, 2015, non-interest expenses were $4,314,000, compared to $3,851,000 for the third quarter of 2014, a $463,000 (12.0%) increase. For the nine month period ended September 30, 2015, non-interest expenses totaled $13,257,000, compared to $11,426,000 for the comparable period of 2014, an increase of $1,831,000 (16.0%). The increase in non-interest expenses for the nine month period ended September 30, 2015 was primarily attributed to the increase in expenses for the three branches acquired from OSB.  Also, contributing to the increase in non-interest expense were increases in data processing, other real estate owned expenses, asset management legal expense and deposit premium amortization.

Total assets amounted to $616.1 million at September 30, 2015, compared to $650.2 million at December 31, 2014, a decrease of $34.1 million (5.25%).   The decrease in total assets was primarily the result of a decrease of $15.4 million (47.7%) in cash and cash equivalents, a $518,000 (8.23%) decrease in other assets and a $220,000 (41.04%) decrease in other real estate owned, decrease of $1.5 million (0.01%) in gross loans, and a decrease in available-for-sale securities of $16.4 million (7.96%).  Deposits during this same period decreased $52.9 million, or 9.35%. The decrease in deposits also resulted in a decrease in total assets and increased borrowings by $15.0 million.

Shareholders’ equity increased from $67.8 million at December 31, 2014 to $71.4 million at September 30, 2015.  This increase was the result of net income of $4,528,000, dividends paid of $902,000, repurchase of 39,321 shares for $594,000, the issuance of 715 treasury shares under the Corporation’s Employee Stock Purchase Plan of $14,000, and a $627,000 increase in unrealized securities gains, net of tax.  The increase in unrealized securities gains during the three month period ended September 30, 2015, was the result of customary and expected changes in the bond market.  Net unrealized gains on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company. Through our 15 branch offices located in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, and Pemberville, Ohio, we serve the Ohio counties of Allen, Delaware, Hancock, Marion, Putnam, Sandusky, Van Wert, and Wood.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2014 Form 10-K.